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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.  )*


                               Franklin Covey Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.05 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   353469 10 9
                  ---------------------------------------------
                                 (CUSIP Number)


                             Richard G. Brown, Esq.
                      Kimball, Parr, Waddoups, Brown & Gee
                                 P.O. Box 11019
                            Salt Lake City, UT 84147
                                 (801) 532-7840
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                                  May 30, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ].


NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No.     353469 109                                      PAGE 2 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Hyrum W. Smith ("Smith")
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          1,805,158 (includes 705,048 shares held in the name of
                          The Hyrum W. Smith Trust as to which Smith has sole
     NUMBER OF            investment and voting power and 145,000 shares
       SHARES             issuable upon the exercise of currently exercisable
    BENEFICIALLY          options)
      OWNED BY        ----------------------------------------------------------
        EACH          8   SHARED VOTING POWER
     REPORTING            -0-
       PERSON         ----------------------------------------------------------
        WITH          9   SOLE DISPOSITIVE POWER
                          1,805,158 (Includes 705,048 shares held in the name
                          of The Hyrum W. Smith Trust as to which Smith has
                          sole investment and voting power and 145,000 shares
                          issuable upon the exercise of currently exercisable
                          options.)
                      ----------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,805,158 (Includes 705,048 shares held in the name of The Hyrum W. Smith Trust as to which Smith has sole investment and voting power and 145,000 shares issuable upon the exercise of currently exercisable options.
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.3%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                     PAGE 3 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Arlen B. Crouch ("Crouch")
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          280,000 (Includes 30,000 shares held in the name of
                          The Arlen B. Crouch Family Foundation and 250,000
                          shares issuable upon the exercise of currently
     NUMBER OF            exercisable options)
       SHARES         ----------------------------------------------------------
    BENEFICIALLY      8   SHARED VOTING POWER
      OWNED BY            70,000
        EACH          ----------------------------------------------------------
     REPORTING        9   SOLE DISPOSITIVE POWER
       PERSON             280,000 (Includes 30,000 shares held in the name of
        WITH              The Arlen B. Crouch Family Foundation and 250,000
                          shares issuable upon the exercise of currently
                          exercisable options)
                      ----------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER
                          70,000
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      350,000 (Includes 30,000 shares held in the name of The Arlen B. Crouch Family Foundation and 250,000 shares issuable upon the exercise of currently exercisable options)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.4%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                     PAGE 4 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Robert F. Bennett ("Bennett")
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
      00 - No funds - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          476,849 (These shares are held by The Robert F.
                          Bennett Asset Management Trust, of which Bennett is
                          the beneficiary and settlor, with power to revoke)
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          3,810 (These shares are held by Bennett's daughters
      OWNED BY            who share Bennett's household)
        EACH          ----------------------------------------------------------
     REPORTING        9   SOLE DISPOSITIVE POWER
       PERSON             476,849 (These shares are held by The Robert F.
        WITH              Bennett Asset Management Trust of which Mr. Bennett
                          is the beneficiary and settlor, with power to revoke)
                      ----------------------------------------------------------
                      10  SHARED DISPOSITIVE POWER
                          3,810 (These shares are held by Bennett's daughters
                          who share Bennett's household)
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      480,659 (Includes (i) 476,849 shares held by The Robert F. Bennett Asset Management Trust, of which Bennett is the beneficiary and settlor, with power to revoke and (ii) 3,810 shares held by Bennett's daughters who share Bennett's household)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.9%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                     PAGE 5 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Stephen R. Covey
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          2,036,566
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            2,036,566
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,036,566
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.2%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                     PAGE 6 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Stephen M. R. Covey
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          318,411
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            318,411
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      318,411
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.3%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                     PAGE 7 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Blaine N. Lee
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          318,411
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            318,411
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      318,411
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.3%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                     PAGE 8 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 A. Roger Merrill
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          318,411
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            318,411
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      318,411
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.3%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                     PAGE 9 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Brad G. Anderson
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          318,411
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            318,411
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      318,411
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.3%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 10 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 John M. R. Covey
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          192,314
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            192,314
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      192,314
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .8%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 11 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Roice N. Krueger
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          127,364
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            127,364
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      127,364
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .5%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 12 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 David N. Conley
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          127,364
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            127,364
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      127,364
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .5%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 13 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Robert J. Guindon
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
           - 00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          127,364
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            127,364
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      127,364
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .5%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 14 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Kevin R. Cope
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          127,364
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            127,364
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      127,364
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .5%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 15 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Charles S. Farnsworth
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          127,364
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            127,364
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      127,364
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .5%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 16 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 David Hanna
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          127,364
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            127,364
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      127,364
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .5%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 17 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Greg D. Link
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          127,364
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            127,364
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      127,364
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .5%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 18 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Michael Sean M. Covey
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          318,411
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            318,411
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      318,411
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
      1.3%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 19 OF 57 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 David M.R. Covey
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
      00 - No funds utilized for acquisition.
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          318,411
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0-
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            318,411
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      318,411
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              1.3%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     353469 10 9                                    PAGE 20 OF 57 PAGES

ITEM 1.  SECURITY AND ISSUER

         (a) Title of Class of Equity Securities: Common Stock, $0.05 par value (the "Common Stock")

         (b) Name of Issuer: Franklin Covey Co., formerly Franklin Quest Co. (the "Issuer")

         (c) Address of Issuer's Principal Executive Office: 2200 West Parkway Boulevard, Salt Lake City, UT 84119

ITEM 2.  IDENTITY AND BACKGROUND

         (a)-(c) This Statement on Schedule 13D (the "Statement") is being filed by and on behalf of the persons listed on Schedule A hereto (each a "Reporting Person" and, collectively, the "Reporting Persons"). Schedule A sets forth for each Reporting Person the following information, which is incorporated herein by reference: (i) the name of such Reporting Person, (ii) the business address of such Reporting Person and (iii) the principal business, occupation or employment of such Reporting Person.

         (d)-(e) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor were any of the Reporting Persons a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Each of the Reporting Persons is a United States citizen.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  All of the Reporting Persons except for Smith, Crouch and Bennett were formerly stockholders of Covey Leadership Center, Inc., a Utah corporation ("Covey"; the Reporting Persons who are former shareholders of Covey are hereinafter referred to as the "Covey Shareholders"). Pursuant to a Merger Agreement dated as of March 21, 1997 among the Issuer, Covey and the Covey Shareholders, Covey merged with and into the Issuer on May 30, 1997 and the shares of Covey's capital stock outstanding at the time of the Merger were automatically converted into the right to receive an aggregate of 5,030,901 shares of the Common Stock.

ITEM 4.  PURPOSE OF TRANSACTION

                  The Covey Shareholders acquired the shares of Common Stock pursuant to the Merger. Such shares are being held for investment purposes only. Smith, Crouch and Bennett continue to hold the shares of the Common Stock that they held prior to the Merger and continue to hold such shares for investment purposes only. Each of the Reporting Persons reserves the right to purchase additional shares of the Common Stock or to dispose of shares of the Common Stock in the open market, in privately negotiated transactions or in any other lawful manner in the future.

                  Each of the Reporting Persons is a party to a Shareholders Agreement dated as of May 30, 1997 (the "Shareholders Agreement"). Pursuant to the Shareholders Agreement, each

                                  SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 21 OF 57 PAGES




         Reporting Person has agreed that until August 31, 2000, such Reporting Person shall vote all shares of the Common Stock held by such Reporting Person in favor of the election of members to serve on the Issuer's Board of Directors as shall be nominated by the Nominating Committee of the Issuer's Board of Directors. As a result of the Shareholders Agreement, the Reporting Persons may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (the "Exchange Act") and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Shareholders Agreement. Each of the Reporting Persons expressly disclaims beneficial ownership of shares of the Common Stock other than shares expressly identified herein as beneficially owned by such Reporting Person. The Shareholders Agreement is filed as an exhibit to this Statement and is incorporated herein by reference.

                  Except as described above, the Reporting Persons presently have no plans or proposals which relate to or would result in any action enumerated in subparagraphs (a) through (j) of the instructions for Item 4 of Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

   (a) The responses of the Reporting Persons to Items 7-11 of the cover sheets to this Statement (the "Cover Sheets"), which relate to the beneficial ownership of the Common Stock, are incorporated herein by reference. Each of the Reporting Persons, pursuant to the Shareholders Agreement, has agreed to certain voting provisions with respect to the election of directors of the Issuer. As a result of the Shareholders Agreement, the Reporting Persons may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Exchange Act and, accordingly, may be deemed to have beneficial ownership of all of the shares of the Common Stock subject to the Shareholders Agreement. In the aggregate, 7,666,711 shares, representing 30.4% of the outstanding shares of Common Stock, are subject to the Shareholders Agreement. The percentage of shares of Common Stock owned is based in each case upon 24,797,359 shares outstanding, consisting of 19,766,458 shares outstanding on March 21, 1997, as set forth in the Proxy Statement delivered in connection with the Merger, together with the 5,030,901 shares of the Common Stock issued pursuant to the Merger. Each of the Reporting Persons expressly disclaims beneficial ownership of shares of the Common Stock other than shares expressly identified herein as beneficially owned by such Reporting Person.

   (b) Each of the Reporting Persons has the sole power to vote or direct the vote, shared power to vote or direct the vote, sole power to dispose of or direct the disposition of and shared power to dispose of or direct the disposition of the shares of the Common Stock listed on such person's respective Cover Sheet as being beneficially owned by such person.

   (c) On May 30, 1997, 5,030,901 shares were issued to the Covey Shareholders pursuant to the Merger in the amounts set forth on the respective Cover Sheets of the Covey Shareholders.

   (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the above-discussed shares of the Common Stock.

   (e)   Not applicable.

                                  SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 22 OF 57 PAGES




ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Each of the Reporting Persons is a party to the Shareholders Agreement. Pursuant to the Shareholders Agreement, each Reporting Person has agreed that until August 31, 2000, such Reporting Person shall vote all shares of the Common Stock held by such Reporting Person in favor of the election of members to serve on the Issuer's Board of Directors as shall be nominated by the Nominating Committee of the Issuer's Board of Directors.

                  Each of the Covey Shareholders is also a party to a Registration Rights Agreement dated May 30, 1997 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, a Covey Shareholder is required to give the Issuer notice of any proposed transfer of shares of the Common Stock held by such Covey Shareholder. In addition, in the event the Issuer proposes to register any securities under the Securities Act of 1933 during the period from May 30, 1999 to May 30, 2002, the Issuer must provide notice of such proposed registration to the Covey Shareholders.

                  Each of the Covey Shareholders has signed an Investment Letter and Agreement Not to Sell (the "Investment Letters") dated May 30, 1997. Pursuant to the Investment Letters, each Covey Shareholder has made certain representations regarding such Shareholder's acquisition of shares of the Common Stock.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  Attached hereto as Exhibit A is the written agreement relating to the filing of a joint statement as required by Rule 13d-1(f) under the Securities Exchange Act of 1934.

                  Attached hereto as Exhibit B is a copy of the Shareholders Agreement dated as of May 30, 1997.

                                  SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 23 OF 57 PAGES




                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    Hyrum W. Smith by Val John Christensen,
                                        Attorney-in-Fact pursuant to a Power of
                                        Attorney dated May 30, 1997, a conformed
                                        copy of which is filed herewith and
                                        incorporated herein by this reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
-------------------------------         ------------------------
Date                                    Arlen B. Crouch, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated June 5,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
-------------------------------         ------------------------
Date                                    Robert F. Bennett, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
-------------------------------         ------------------------
Date                                    Stephen R. Covey, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference

                                  SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 24 OF 57 PAGES




June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
----------------------------------      ------------------------
Date                                    Stephen M. R. Covey, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    Blaine N. Lee, by Val John Christensen,
                                        Attorney-in-Fact pursuant to a Power of
                                        Attorney dated June 3, 1997, a conformed
                                        copy of which is filed herewith and
                                        incorporated herein by this reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
----------------------------------      ------------------------
Date                                    A. Roger Merrill, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
----------------------------------      ------------------------
Date                                    Brad G. Anderson, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference

                                  SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 25 OF 57 PAGES




June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
----------------------------------      ------------------------
Date                                    John M. R. Covey, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
----------------------------------      ------------------------
Date                                    Roice N. Krueger, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated June 4,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    David Conley, by Val John Christensen,
                                        Attorney-in-Fact pursuant to a Power of
                                        Attorney dated May 30, 1997, a conformed
                                        copy of which is filed herewith and
                                        incorporated herein by this reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    Robert J. Guindon, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference


June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    Kevin R. Cope, by Val John Christensen,
                                        Attorney-in-Fact pursuant to a Power of
                                        Attorney dated May 30, 1997, a conformed
                                        copy of which is filed herewith and
                                        incorporated herein by this reference

                                  SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 26 OF 57 PAGES




June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    Charles S. Farnsworth, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    David Hanna, by Val John Christensen,
                                        Attorney-in-Fact pursuant to a Power of
                                        Attorney dated June 3, 1997, a conformed
                                        copy of which is filed herewith and
                                        incorporated herein by this reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    Greg D. Link, by Val John Christensen,
                                        Attorney-in-Fact pursuant to a Power of
                                        Attorney dated May 30, 1997, a conformed
                                        copy of which is filed herewith and
                                        incorporated herein by this reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    Michael Sean M. Covey, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated May 30,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference



June 6, 1997                            /s/ VAL JOHN CHRISTENSEN
---------------------------------       ------------------------
Date                                    David M. R. Covey, by Val John
                                        Christensen, Attorney-in-Fact pursuant
                                        to a Power of Attorney dated June 4,
                                        1997, a conformed copy of which is filed
                                        herewith and incorporated herein by this
                                        reference

                                  SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 27 OF 57 PAGES




                                   SCHEDULE A

                             Identity and Background

                  The following table sets forth for each Reporting Person (i) the name of such Reporting Person, (ii) the business address of such Reporting Person and (iii) the principal business, occupation or employment of such Reporting Person:

         1.       (i)      Hyrum W. Smith
                  (ii)     2200 West Parkway Boulevard
                           Salt Lake City, UT  84119
                  (iii)    Chairman and Chief Executive Officer;
                           Franklin Covey Co.

         2.       (i)      Arlen B. Crouch
                  (ii)     2566 Barcelona Drive
                           Sandy, UT  84093
                  (iii)    Retired

         3.       (i)      Robert F. Bennett
                  (ii)     125 South State Street
                           Salt Lake City, UT  84111
                  (iii)    Senator, United States Senate

         4.       (i)      Stephen R. Covey
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Co-Chairman of Board; Franklin Covey Co.

         5.       (i)      Stephen M. R. Covey
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    President of Covey Leadership Center Division,
                           Franklin Covey Co.

         6.       (i)      Blaine N. Lee
                  (ii)     360 West 4800 North
                           Provo, UT  84604
                  (iii)    Vice President; Franklin Covey Co.

         7.       (i)      A. Roger Merrill
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Author and Consultant; Franklin Covey Co.

         8.       (i)      Brad G. Anderson
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Vice President; Franklin Covey Co.

         9.       (i)      John M. R. Covey
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Director-Home and Family; Franklin Covey Co.

                                  SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 28 OF 57 PAGES





         10.      (i)      Roice N. Krueger
                  (ii)     360 West 4800 North
                           Provo, UT  84604
                  (iii)    Vice President; Franklin Covey Co.

         11.      (i)      David N. Conley
                  (ii)     5779 South Highland Drive
                           Salt Lake City, UT  84117
                  (iii)    Consultant; Self-employed

         12.      (i)      Robert J. Guindon
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Executive Vice President-International Operations;
                           Franklin Covey Co.

         13.      (i)      Kevin R. Cope
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Vice President and General Manager-Professional
'                          Services; Franklin Covey Co.

         14.      (i)      Charles S. Farnsworth
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Vice President and General Manager; Franklin
                           Covey Co.

         15.      (i)      David Hanna
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Senior Consultant; Franklin Covey Co.

         16.      (i)      Greg D. Link
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Vice President of Business Development and Public
                           Relations; Franklin Covey Co.

         17.      (i)      Michael Sean M. Covey
                  (ii)     360 West 4800 North
                           Provo, UT  84604
                  (iii)    Vice President of Stores; Franklin Covey Co.

         18.      (i)      David M. R. Covey
                  (ii)     Ground Floor, Fujitsu House
                           159 Coronation Drive
                           Milton, QLD 4064
                           Australia
                  (iii)    Executive Vice President-Marketing; Franklin
                           Covey Co.

                                 SCHEDULE 13D

CUSIP No.     353469 10 9                                    PAGE 29 OF 57 PAGES




                                INDEX TO EXHIBITS



        EXHIBIT                   DESCRIPTION
-------------------------       ------------------------------------------------

           99.1 Written agreement relating to the filing of a joint statement as required by Rule 13d-1(f) under the Securities Exchange Act of 1934.

           99.2                   Shareholders Agreement dated May 30, 1997.